CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is by and between Envista Holdings Corporation (“Company”), with principal office at 200 South Kraemer Blvd., Bldg E, and Barbara Hulit, an individual, with an address at [***], (“Consultant”) (each, a “Party” and collectively, the “Parties”) , with respect to the Services (as defined below).

R E C I T A L S

Company and its affiliates are engaged in the manufacture and sale of oral health and related products;
The Company desires to engage consultant for a project to provide certain management, operational and technical consulting services to support the objectives of the Company;
Consultant possesses special skills, knowledge and experience for this project and intends to be so engaged.

A G R E E M E N T

In consideration of the premises and mutual consideration and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Consultant and Company agree as follows:

1.Services
Company hereby engages Consultant, and Consultant hereby accepts such engagement to provide the services specified in Exhibit A hereto and such other services as Company may require (collectively, the “Services”) during the Term (as defined below). Such services shall be performed under the supervision of the Company’s Chief Executive Officer.
2.Compensation
As full and complete consideration for the performance of Consultant’s Services hereunder, Company agrees to pay Consultant, in arrears, on a hourly basis, fees set forth in Exhibit A hereto. Company agrees to pay Consultant for Services within 30 (30) days of the end of each month for which services are rendered. The maximum amount to be paid under this Agreement shall not exceed $2,200,000.00 during the Term of this Agreement without prior written approval by Company. This sum is the maximum amount due under this Agreement for the Services during the Term of this Agreement except for travel expenses as specified in this Section 2, unless agreed otherwise in writing by the Parties. In addition to the above fees, Company will reimburse Consultant for those reasonable and customary costs and expenses for travel and lodging that are incurred by Consultant in performing the Services under this Agreement in accordance with Company’s travel and expense policies provided that such expenses are preapproved by an authorized representative of Company prior to the expense being incurred. Consultant agrees to be solely responsible for the payment of any and all taxes. Company will report consulting fee payments as required by applicable tax law or regulations.

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3.Term and Termination
3.1    Term. The term of this Agreement (the “Term”) shall commence on the date of the last signature affixed hereto (the “Commencement Date”) and expire 180 days from the Commencement Date (the “Expiration Date”).
3.2    Termination For Cause. Company may terminate this Agreement immediately for Cause by providing written notice to Consultant. For purposes of this Agreement, the term “Cause” shall include the any of the following reasons: (i) Consultant’s failure to properly discharge Consultant’s duties under this Agreement; (ii) Consultant’s violation or breach of the provisions of this Agreement; (iii) Consultant’s fraud or dishonesty; (iv) the bankruptcy or insolvency of either Party; or (v) Consultant’s unavailability for any reason. If Company terminates this Agreement for Cause, Company shall pay Consultant for any accrued and unpaid fees and reimbursable expenses to the date of such termination, and Company shall have no further liability or obligation to Consultant.
3.3. Termination Without Cause. Either Party may terminate this Agreement without cause by providing at least 30 days’ written notice to the other Party. If Company terminates this Agreement without cause, Company shall pay Consultant for any accrued and unpaid fees and reimbursable expenses to the date of such termination, and Company shall have no further liability or obligation to Consultant.
3.4 Termination for Non-Payment. Consultant may terminate this Agreement for non-payment of undisputed invoices upon 30 days prior written notice, provided that Company does not cure such non-payment within such 30 day period.

4.Ownership of Proprietary Data
Consultant agrees that any and all systems, software, source code, object code, reports, methods, designs, graphics, documents, materials and other data, information, inventions or discoveries (whether or not patentable) developed or created in whole or in part by Consultant pursuant to this Agreement (collectively, “Proprietary Data”) shall constitute “works made for hire” and be the exclusive property of Company. Without limiting the foregoing, Consultant hereby assigns to Company all right, title and interest, throughout the world in perpetuity, in and to all inventions, discoveries (whether or not patentable), copyrights, data and other rights that Consultant may now or hereafter have in such Proprietary Data. At Company’s expense, Consultant shall execute, acknowledge and deliver to Company such instruments of transfer and take such other actions as Company may reasonably deem necessary or advisable for the protection of its rights in such Proprietary Data. All materials acquired by Consultant and paid for by Company for use by Consultant in the performance of Consultant’s duties hereunder shall become the property of Company. Consultant agrees that, during and after the Term, Consultant shall not, directly or indirectly, in any manner utilize or disclose to any person or entity such Proprietary Data except where required by law or authorized in writing by Company.

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5.Confidentiality
1.Consultant agrees that, during and after the Term, Consultant shall not directly or indirectly, in any manner utilize or disclose to any person or entity, except where required by law or authorized in writing by Company, product information, knowledge, processes, improvements, inventions, techniques, formulae, proprietary business information, materials, samples, software, source code, object code, data and/or know- how, intellectual property, names and addresses of customers, suppliers, and personnel, methods and systems used by Company in conducting its business, pricing strategies and policies, technical bulletins of Company, financial information of Company not otherwise publicly disclosed, or any other related internal confidential business information of a similar nature (collectively, “Confidential Information”). Consultant acknowledges that the Confidential Information was developed at great expense by Company, is unique to Company, is not publicly disclosed, and is considered by Company to be confidential trade secrets.
2.Consultant acknowledges that Company’s parent, Envista Holdings Corporation, is publicly traded, and that Confidential Information provided to Consultant could be considered to be material non-public information within the meaning of federal and state securities laws, and that engaging in any discussions, correspondence or transactions in the common stock of Envista Holdings Corporation in violation of applicable federal and state securities laws could expose Consultant to liability under such securities laws. For the avoidance of doubt, the covenants and agreements made by the undersigned in this Section shall remain in full force and effect and survive in accordance with the terms of this Section.
3.Consultant shall keep the terms of this Agreement confidential and shall not disclose or discuss such terms with anyone.
4.The obligations of Sections 4, 5.1, 5.2, 5.3, and 6 shall survive and remain in full force and effect after the expiration of the Term or any termination or other cancellation of this Agreement.
6.Conflicts of Interest
Consultant agrees that at all times during the Term and for a period of one (1) year thereafter, Consultant will not enter any agreement with a competitor of Company to provide services or activities comparable or similar to those Services provided under this Agreement or otherwise provide such services or activities for a competitor of the Company. Consultant further agrees that, at all times during the Term and for a period of one (1) year thereafter, Consultant shall not have any direct or indirect personal interest in, or be in any way be employed by (as an officer, employee, director, or otherwise), acquire or maintain an ownership or financial interest in any business activity that is the same, similar to, or competitive with that conducted, engaged in, or developed for later implementation by the Company.

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7.Representations and Warranties
7.1Consultant hereby represents, warrants, and agrees that (a) Consultant has the right to execute, deliver, and perform this Agreement and (b) this Agreement does not violate the provisions of any agreement, instrument, or document to which Consultant is a party or by which Consultant is bound.
7.2Consultant agrees perform the Services in a good and professional manner in conformance with industry standards and to comply with all of Company’s policies, rules, and regulations, including its Standards of Conduct, and to report to such persons as Company may designate from time to time.
7.3Consultant will abide by all laws, rules, and regulations that apply to the performance of the Services.

8.Miscellaneous Provisions
8.1    Return of Company Property. Upon the expiration of the Term or any termination or other cancellation of this Agreement, Consultant shall immediately return to Company all Company property in Consultant’s possession, custody, or control, including but not limited to, all keys, Company materials, and all personal notes, drawings, manuals, documents, photographs, images, or the like.
8.2    Reasonableness of Post-Engagement Restrictions. CONSULTANT HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT, GIVEN THE IMPORTANCE TO COMPANY OF THE CUSTOMER LIST AND COMPANY’S PARTICULAR METHODS OF DOING BUSINESS, THE POST-ENGAGEMENT RESTRICTIONS ON CONSULTANT ACTIVITIES IN SECTIONS 4, 5 AND 6 ARE LIKEWISE FAIR AND REASONABLE.
8.3        Independent Contractor Status. It is the express intention of the Parties that Consultant is an independent contractor, and not an employee, agent, joint venturer, or partner of Company. Nothing in this Agreement is intended to or should be construed to create a partnership, joint venture or employment relationship between Consultant on the one hand and Company on the other hand. Consultant further acknowledges that neither Consultant nor any individual employed by Consultant or acting on Consultant’s behalf will be treated or regarded as a Company employee under the laws or regulations of any government or governmental agency. Consultant shall be responsible for providing, at Consultant’s own expense, all disability, unemployment, and other insurance, workers’ compensation, training, permits, and licenses that are required of Consultant. In no event shall Consultant be entitled to participate in any Company-sponsored insurance, health, pension, stock, or other benefit program afforded to Company employees. Consultant will be the sole judge of the means, manner and method by which Consultant will perform the Services, the times at which the Services will be performed (within the deadlines and other parameters reasonably established by Company) and the sequence of performance of the Services. Company does not have the authority to supervise or control the actual work of Consultant. It is further agreed that Company: (i) will have no obligation to provide Consultant with any business registrations or licenses required to perform the Services; (ii) does not require Consultant to perform work exclusively for Company; (iii) does not pay Consultant a salary; (iv) does not provide tools to Consultant; (v) does not dictate the time of performance of the Services by Consultant; and (vi) will not combine business operations with Consultant, but instead will keep the operations of Consultant and Company separate.

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8.4        Indemnification. Consultant releases and agrees to hold harmless the Company, its directors, officers and employees from any and all liability related to Consultant’s presence on property owned or leased by Company or Consultant’s use of Company’s tools, equipment or other implements. damage to any property. Consultant’s obligations under this Section shall survive the expiration of the Term and any termination or other cancellation of this Agreement.
8.5        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof, except that any Party has the right to insist on receipt of the original signature of the other Party before complying with its obligations under this Agreement.
8.6        Publicity. Consultant shall not, without the prior written consent of Company, issue any press releases, literature, advertising, publicity or any written statements in connection with the Services or referencing Company. Consultant hereby grants Company unrestricted permission to list Consultant’s name, likeness, credentials, academic and professional background, experience and identification of authored publications in any and all marketing, advertising or promotional materials that Company deems appropriate for the marketing, advertisement or promotion of the Consultant’s Services under this Agreement.
8.7        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the Parties herby submit to the jurisdiction of the courts of the State of Delaware both state and federal.
8.8        Partial Invalidity. In the event that any condition or covenant contained in this Agreement is held to be invalid or void by any court of competent jurisdiction, such condition or covenant shall be deemed severable from the remainder of this Agreement and shall not affect any other condition or covenant contained herein. If such condition or covenant is deemed to be invalid due to the scope or breadth, the remaining portions of such provision shall remain valid to the extent and scope permitted by law.
8.9        Waiver. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

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8.10    Notices. Any notice (including notice of change of address) permitted or required to be given pursuant to the provisions of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, by fax (with written confirmation of transmission) or by hand delivery to the Parties at the following addresses:

If to Company:	Envista Holdings Corporation 200 Kraemer Blvd., Bldg. E Brea, CA 92821 Attn: Chief Executive Officer

With a copy to:	Envista Holdings Corporation Attn: General Counsel 200 S. Kraemer Blvd., Bldg. E Brea, California 92821

If to Consultant:	Barbara Hulit [***] [***]

Notice properly given by mail shall be deemed effective one (1) business day after mailing. Each Party may change its address for purposes of this Agreement by written notice to the other Party.
8.11    Interpretation. Section titles or captions contained herein are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof. The Parties to this Agreement acknowledge that such agreement is the result of good faith negotiations between the Parties through their respective counsel. Accordingly, no provision in this Agreement is to be interpreted for or against any Party to the Agreement because that Party or its legal representative drafted such provision. Any statute or rule of construction that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation or enforcement of this Agreement.
8.12    Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof, fully supersedes any and all prior understandings, representations, warranties and agreements between the Parties hereto, or any of them, pertaining to the subject matter hereof and may be modified only by written agreement signed by all of the Parties hereto.
8.13    No Representations. The Parties hereto, and each of them, represent and declare that in executing this Agreement they rely solely upon promises expressly stated herein.
8.14    Assignability. This Agreement and the respective rights, duties, and obligations of Consultant hereunder may not be assigned or delegated by Consultant. This Agreement may not be assigned by Company, except that Company shall have the right to assign all of its rights under this Agreement to any affiliate of Company, without the consent of Consultant, and Company shall have the right to assign all or any portion of its rights under this Agreement or to delegate all or any portion of its obligations under this Agreement in connection with a sale or other transfer of all or any portion of the business of Company without the consent of Consultant. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and assigns.

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8.15    Third Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed to give any person other than the Parties any legal or equitable right, remedy, or claim under this Agreement.

8.16    Full and Independent Knowledge. The Parties hereto, and each of them, further represent and declare that they have carefully and thoroughly read this Agreement and understand the contents thereof, and that they sign this Agreement same freely and voluntarily.

[Signatures on Following Page]

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Intending to be legally bound, the Parties have executed this Agreement as of the day and year indicated below.

Barbara Hulit	Envista Holdings Corporation
	By:	/s/ Amir Aghdaei
/s/ Barbara Hulit	Name:	Amir Aghdaei
January 2, 2024	Title:	Chief Executive Officer
	Date:	January 2, 2024

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EXHIBIT A

Specified Services
Managerial and operational consulting and guidance to the Chief Executive Officer and the L-1, including the following areas:
1.Recruitment and talent development
2.EBS application to G&A with specific focus on consumables/diagnostics profit improvement
3.Implant growth initiatives
4.Spark operational plan [***]

Fees
Consultant’s Services will be compensated in cash and Company equity as follows:
Cash Component. The sum of $124,800.00 monthly, for the duration of the Term.
Equity Component. As additional consideration, RSUs with an aggregate face value of $1,500,000.00 (priced as of the date of grant) (the “RSU Compensation”) will be conveyed in six (6) equivalent monthly installments of $250,000 each on or about the 15th of each month commencing on February 15, 2024 (“RSU Commencement Date”). The installment for January 2024 will be awarded along with the February 2024 grant on the RSU Commencement Date. The aggregate value of the RSU Compensation is premised upon completion of the full six-month Term. In the event of an early termination, the RSU Compensation is ratable to the nearest month (rounded up after the 14th day thereof). Each RSU grant is subject to a one (1) year vesting from the date of such grant.

Consultant and Company both recognize that there is a risk of wire fraud when individuals impersonating a business or individual demand immediate payment under new wire transfer instructions. To avoid this risk, Consultant has provided wire transfer instructions, set forth below, for remittance of any payments due under this Agreement. In the event that there is a change in the wire transfer instructions, Consultant shall provide Company with updated wire transfer instruction set forth below, in writing, using the Contact listed in this Agreement at

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Section 8.10 before any monies may be transmitted using the new wire instructions. Consultant agrees that it shall not institute wire transfer instruction changes and require an immediate payment under the new instructions. Further, Consultant agrees that it will never require an immediate payment under the new instructions. Consultant shall provide for a five (5) business day grace period to verify any wire transfer instruction changes before any outstanding payments would be due using the new instructions.

Fill in Consultant: Barbara Borson Hulit
Fill in Bank Name: [***]
Fill in City and State: [***]
Fill in ABA Routing Number: [***]
Fill in Account Holder: [***]
Optional Text: Originator's Name, Recipient's (at FRB) Name and Preferred Banking Office/Department, Account Number
For international money transfers, you'll also need the SWIFT CODE:     .

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